Exhibit 99.1

For Immediate Release
Friday, March 24, 2006

MFB Corp., MFB Financial, Mishawaka, Indiana	Contact Information:
Charles J. Viater
574.277.4200

Michael J. Marien, Chairman of the Board and Charles J. Viater, President and CEO of MFB Corp. (the “Company”), the parent company of MFB Financial (the “Bank”) have announced the election of Jon Housand to the Board of Directors of both the Company and the Bank on March 21, 2006.

Housand has nearly 30 years experience in banking having retired as President of the $1 billion asset Ameritrust National Bank (now Key Bank) in Elkhart. Housand was also Senior Vice-President of the $2.3 billion parent of Ameritrust, First Indiana Bancorp which owned and operated 12 banks in Northern and Central Indiana. Since retiring from the bank, Housand served as President and General Manager of WNIT, Channel 34, and as Program Officer of the Elkhart County Community Foundation.

Marien stated “We are pleased to have Jon join our Board. He will be a valuable asset in helping MFB expand its presence and visibility in the Elkhart market.” Viater praised Housand’s outstanding record of community service indicating “Jon has served in leadership capacities in nearly 50 economic development, cultural, professional, and service organizations. He has received numerous awards including the United Way Arthur J. Decio Award for Outstanding Community Service and the Indiana University South Bend Distinguished Alumnus of the year in 2003.”

MFB Corp.’s wholly-owned bank subsidiary, MFB Financial, is a $525 million asset bank providing retail and business financial services to the Michiana area through its eleven banking centers in St. Joseph and Elkhart counties and private client services to the Indianapolis market through its office in Hamilton County. For more information, go to www.mfbbank.com.